Exhibit 99.1

Transcript: Better Therapeutics CEO Interview with RedChip

Filmed on Wednesday, February 14, 2024

Aired on Saturday, March 2, 2024

Dave 00:00

All right. Thanks for being with us today.

00:02

Well, thanks for having me. I’m excited to be here.

Dave 00:04

Well, we’re excited to represent you. You’re the CEO of Better Therapeutics. And you have a phenomenal background. You’re a former Goldman Sachs alum, you’ve had companies you’ve been involved in at a very high level that have sold for billions of dollars. I want to start today, with your giving us a brief background on yourself, and your approach to treating the cardio metabolic diseases. Yeah,

00:34

I mean, you’ve summarized pretty much my own background, I spent about a third of my career in investment banking at Goldman Sachs, focusing on M&A and Corporate Finance for clients in many different industries. I was then hired away by one of my clients, which is a company called Exelixis. I went there, I became CFO, was with the company for over 10 years. It’s a vastly successful company that currently trades on NASDAQ with a market cap of about six and a half billion dollars. I went on from there became part of the first five employees of another healthcare company called Myovant Sciences. I helped the company go public in what became the largest biotech IPO in 2016. And that company got sold for around $3 billion to a Japanese pharma company a couple years ago. And I then went on to Better Therapeutics as CEO, because I think this company has the opportunity to have a massive impact in some of the largest indications in healthcare and in doing so resolve one of the biggest unsolved problems in healthcare, which is escalating cost. And you know, as a company, Better Therapeutics is a digital health company, with a fundamentally different approach to treating diabetes and other cardio metabolic conditions. And we’ve taken this different approach, because the approach we’ve taken to date as an industry is failing. The healthcare industry to date has largely been focused on mitigating symptoms to treat metabolic diseases, as opposed to addressing the root cause. And we aim to change this and we aim to change this at scale. You know, as a society, we’ve spent billions of dollars on developing drugs that lower blood sugar, lower blood pressure, cholesterol, and so on. But we spend very little to address why these markers are elevated in the first place. And Better Therapeutics was founded on the hypothesis, that software can deliver behavioral therapy to treat a health condition by targeting the underlying behaviors that cause it.

Dave 02:44

AspyreRx seems to be a groundbreaking development in diabetes treatment. Could you tell us more about this product, and particularly how it aligns with current type two diabetes treatment guidelines, and its effectiveness as was shown in clinical trials? Yes,

03:02

Thank you for, for asking that question. Now, the American Diabetes Association treatment guidelines underscore that lifestyle modification serves as a foundational treatment for managing type two diabetes. And if you look at the labels of drugs like Ozempic, it states that they are to be used as an adjunct to lifestyle modification around diet and exercise. However, doctors don’t currently have effective FDA sanctioned options to help patients make and sustain lifestyle changes to improve their diabetes. And that is precisely the gap that we’re filling with AspyreRx. AspyreRx, essentially addresses a problem that has persisted for decades. And that is one of the reasons why the prevalence of type two diabetes and other cardio metabolic conditions has continued to skyrocket. And AspyreRx is the first cognitive behavioral therapy app to receive FDA authorization to treat a metabolic disease. And it is a prescription only therapy as we as we discussed, and the FDA authorization was based on clinical data that showed that the product was safe and effective against the same clinical endpoints as were used in the development of most Diabetes drugs, in this case, the reduction of hemoglobin a one C. And because behavior change is a very broad mode of action. The use of AspyreRx showed broad improvements in a host of other health measures beyond just reductions in blood sugar. So that goes way beyond what drugs typically do. And that included improvements in blood pressure, body weight, quality of life, lower medication use, low has hospitalization rates, and so on. So Frank,

Dave 04:43

This is a cognitive behavioral therapy that you’ve developed. Tell us in more detail how it works.

04:49

Yes. So it is a cognitive behavioral therapy (CBT) and I will say CBT is well known to be the gold standard of evidence based behavioral therapy. And it is also well demonstrated to work to help patients with type two diabetes and other kinds of metabolic conditions. But in its traditional form, meaning patients have to go and see a therapist in in person sessions. It’s not scalable. And you know, for one, there’s not enough therapists out there. And even if there were, it would not be feasible from a time and logistics point of view for most patients. And it would be prohibitively expensive. And so what we have done, we’ve taken the gold standard of evidence based behavioral therapy, we developed our own cognitive behavioral treatment protocol. And we then made it available in the form of an app. And by doing so we took the gold standard, we made it scalable, we made it broadly accessible, and we made it affordable. Now, how does it work? In our app, patients undergo treatment as they would with a with a therapist, and there’s multiple elements to this. There are therapy sessions that are delivered by video or by audio. There are a lot of interactive features where patients are asked to respond to journal, sometimes by writing things sometimes by just voice recording things that are true that that goal setting mechanisms in the app, so patients are motivated to sort of set their own goals. And then there’s the tracking feature where where patients can ultimately see their progress over time. And of course, all of this is overlaid with a certain level of gamification, to make it engaging for patients.

Dave 06:36

Right, I want to talk about David Perry. He’s the chairman of the board of your company. He has invested $60 million of his own money $8 million in open market buying. David Perry has had multiple, multi billion dollar exits. And I heard you tell me in a conversation that Better Tx is his favorite company. How did David Perry get involved? Why is he so excited about this company?

07:11

So you’re right. David Perry is the co founder and chairman of our board. And he isn’t new to groundbreaking ventures that have turned into great success stories. He has been the founder and CEO of multiple multibillion dollar companies in his career that includes Anacor Pharmaceuticals, which Pfizer acquired for 5.2 billion in 2016. And it includes Indigo Agriculture, which became the first agricultural technology company to be valued at over a billion dollars, and was ranked number one on CNBC’s most disruptive Companies list in 2019. And if you were to ask David, what he thinks about Better Therapeutics and how it stacks up against other ventures he has started and has been part of he will tell you that Better Therapeutics is the one who’s most excited about and I think it’s for all the reasons we’ve discussed. Again, we’re sitting at the intersection of some of the biggest problems in healthcare with a novel and proven and scalable approach. And if we can drive this towards broad adoption, we have poised to be a multibillion dollar or the first multi billion dollar prescription digital therapeutics company.

Dave 08:25

Well, if you look at the stock now you’re at a roughly $7 million market cap, extraordinarily undervalued in the eyes of analysts on Wall Street short in an investment bank, in the small cap space has a $9 price target on your company, significantly higher from where it’s trading. Now. I want to note also that 56% is held by insiders, which is always a very good sign in a small micro cap company. So the upside here is extraordinary. Any closing remarks you’d like to make today, Frank?

09:07

Well, Dave, I agree with you. I think the way Better Therapeutics is currently valued is out of sync with what we have already accomplished. And it’s out of sync with the opportunities that we have ahead of us. Better Therapeutics sits at the intersection of some of the biggest problems in healthcare. And we’ve created a platform technology targeting very large and growing markets or disease states with a treatment modality that is proven to work. And then we’ve made scalable, broadly accessible and affordable. And it is backed by data showing that the use of our product not only generates better health outcomes, but also reduces cost. And so we believe we you know AspyreRx and type two diabetes This could become an should become part of the foundational treatment and with that it, it would be positioned as a product with blockbuster potential and we believe Better Therapeutics is poised to perhaps become the first multibillion dollar prescription digital therapeutics company.

Dave 10:19

Frank it to this is an extraordinary story. Thanks for sharing it with our viewers today.